American Untied Life Insurance Company(R)
         Indianapolis, IN 46206-0368

CONTRACT NUMBER            GA XX,XXX

CONTRACTHOLDER             ABC COMPANY

PARTICIPANT'S NAME         JOHN DOE

SOCIAL SECURITY NUMBER     123-45-6789

American United Life Insurance Company hereby certifies that the Contractholder and AUL have entered into an Internal Revenue Code Section 408A Roth Individual Retirement Annuity (Roth IRA) Multiple-Fund Group Variable Annuity Contract (the Contract), and that AUL has created an account in your name to receive Contributions from [your employer] for your benefit pursuant to the Contract. When used in this Certificate, "we," "us," or "our" refer to AUL.

The only parties to the Contract are the Contractholder and AUL. All rights and benefits are determined in accordance with the provisions of the Contract.

Benefits under the Contract will be paid at your direction.

Any amendments to, or changes in, the Contract will be binding and conclusive on you and your beneficiary.

This  Certificate  is  not  itself  the  Contract,   but  is  a  certificate  of
participation in the Contract.

                                    AMERICAN UNITED LIFE INSURANCE COMPANY(R)

                                /s/ Thomas M. Zurek

                                            Secretary

                               AUL American Series
            Roth IRA Multiple-Fund Group Variable Annuity Certificate
                (Use the following line if client selects GMDB)
                     [with Guaranteed Minimum Death Benefit]
                            Current Interest Credited
                                Nonparticipating

ACCUMULATION UNITS IN AN INVESTMENT ACCOUNT UNDER THE CONTRACT MAY INCREASE OR DECREASE IN VALUE ACCORDING TO THE INVESTMENT PERFORMANCE OF THE UNDERLYING INVESTMENTS HELD BY THE INVESTMENT ACCOUNT. THE VALUE OF SUCH ASSETS AND ACCUMULATION UNITS IS NOT GUARANTEED. SECTION [4] OF THE CONTRACT EXPLAINS THE VALUATION OF SUCH ASSETS AND ACCUMULATION UNITS.

If you have questions concerning the Contract, or wish to register a complaint, you may reach us by calling [1-800-261-9618].

(for Oklahoma only)

WARNING: Any person who knowingly, and with intent to injure, defraud, or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete, or misleading information is guilty of a felony.

                                TABLE OF CONTENTS

SECTION 1 - DEFINITIONS                                                      [3]

SECTION 2 - ADMINISTRATION OF YOUR ACCOUNT                                   [8]

         2.1----- Amount of Contributions
         2.2----- How Contributions Are Handled

SECTION 3 - OPERATION OF FIXED INTEREST ACCOUNT                             [11]

         3.1----- Allocations to Your Account
         3.2----- Provision of Guaranteed Rates for Interest Pockets 3.3----- Renewal of Guaranteed Rates
         3.4----- Minimum Rate Guarantee
         3.5----- Allocation of Withdrawals
         3.6----- Limitation on Contributions and Transfers to FIA

SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS                                [12]

         4.1----- Operation of Investment Accounts
         4.2----- Valuation of Mutual Funds, Portfolios, and Other Entities 4.3----- Accumulation Units
         4.4----- Value of Accumulation Units
         4.5----- Valuing Your Account

SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS                                  [13]

         5.1----- General Withdrawal Provisions
         5.2----- Death Benefits
         5.3----- Distributions Before Death
         5.4----- Transfers Between Investment Options
         5.5----- Transfers to and from the FIA

SECTION 6 - ANNUITIES                                                       [17]

         6.1----- Annuity Purchases
         6.2----- Annuity Options
         6.3----- Determining Annuity Amount
         6.4----- Proof of Age and Survival; Minimum Payments
         6.5----- Annuity Certificates

SECTION 7 - OTHER CONTRACT CHARGES                                          [18]

         7.1----- Investment Option Charge (IOC)
         7.2----- Taxes
         7.3----- Other Charges

(Use if VIP requested)
         [7.4----- Variable Investment Plus (VIP) Credit Factor]

SECTION 8 - CONTRACT MODIFICATIONS                                          [19]

         8.1----- Contract Amendment
         8.2----- Rates and Section7 Charges
         8.3----- Conformance with Law
         8.4----- Addition, Deletion, or Substitution of Investments 8.5----- Our Right to Initiate Changes
         8.6----- Prohibited Amendments

SECTION 9 - GENERAL PROVISIONS                                              [21]

         9.1----- Ownership
         9.2----- Entire Contract
         9.3----- Benefit Determinations
         9.4----- Termination of the Contract
         9.5----- Representations and Warranties
         9.6----- [Employer] Representative; Misstatement of Data
         9.7----- Form of Request, Notice, Instruction, or Direction 9.8----- Statements and Reports
         9.9----- Conformity with Law
         9.10---- Gender and Number
         9.11---- Facility of Payment
         9.12---- Voting
         9.13---- Acceptance of New Contributions
         9.14---- Our Annual Statement
         9.15---- Nonforfeitability and Nontransferability
         9.16---- Notice of Annual Meeting of Members

[TABLE OF CONTRACT CHARGES]                                                 [23]

[TABLE OF GUARANTEED IMMEDIATE ANNUITIES]                                   [24]

                             SECTION 1 - DEFINITIONS

1.1  Your "Account Value" as of a date is:

     (a) your balance in the Fixed Interest Account (FIA), if any, on that date; plus

     (b) the value of your Accumulation Units in each Investment Account on that date.

1.2 "Accumulation Unit" is a valuation device used to measure increases in and decreases to the value of any Investment Account.

1.3 "Annuity Commencement Date" is the first day of the month an annuity begins under the Contract. However, amounts allocated to you will be distributed or begin to be distributed no later than the date determined under Section5.2.

[1.4 "Applicable Amount" is determined under Subsection (a) or (b) below:

     (a) If you are under age 50, the Applicable Amount is $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

     (b) If you are 50 or older, the Applicable Amount is $3,500 for any taxable year beginning in 2002 through 2004; $4,500 for any taxable year beginning in 2005; $5,000 for any taxable year beginning in 2006 through 2007; and $6,000 for any taxable year beginning in 2008 and years thereafter.

     After 2008, the limits in Subsections (a) and (b) above will be adjusted by the IRS for cost-of-living increases under Code Section219(b)(5)(C). Such adjustments will be in multiples of $500.]

1.5 "Business Day" is any day both the New York Stock Exchange and our Home Office are open for the general conduct of business.

1.6 "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations or rulings thereunder.

[1.7 "Compensation"  is wages,  salaries,  professional  fees,  or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses), and includes earned income, as defined in Code Section401(c)(2) (reduced by the deduction a self-employed Participant takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section401(c)(2) shall be applied as if the term trade or business for purposes of Code Section1402 included service described in Subsection (c)(6) of Code Section1402. Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Code Section71 with respect to a divorce or separation instrument described in Subparagraph (A) of Code Section71(b)(2). If you are married filing a joint return, the greater Compensation of your spouse is treated as your own Compensation, but only to the extent that your spouse's Compensation is not being used for purposes of your spouse making a contribution to a Roth IRA or a deductible contribution to a Non-Roth IRA.]

1.8 The "First Contract Anniversary" is listed on the Contract face page. Subsequent "Contract Anniversaries" are on the same day of each subsequent year.

1.9 "Contract Quarter" is each of the four successive three-month periods in a Contract Year.

1.10 The first "Contract Year" starts on the Contract Date listed on the Contract face page and ends on the day before the First Contract Anniversary. Each subsequent Contract Year starts on a Contract Anniversary and ends on the day before the next Contract Anniversary.

1.11 Contributions" are funds which can be allocated to your Account according to [your employer's] instructions and which have been paid to us in cash. These include funds which are [recharacterized under Section2.1(f), or which are] transferred in cash from a prior AUL group annuity contract or from a prior funding medium to the Contract [as part of a qualified rollover.] Such transferred funds may be listed under categories other than "Contributions" on annual and quarterly reporting. The legal title to, and ownership of, such amounts is vested solely in you.

1.12 A "Contribution-Source" means each type of Contribution.

(Use following version of Section1.13 if client selects GMDB)

1.13 "Death Benefit" is [the greater of:

     (a) your Account Value as of the date the Death Benefit is calculated (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value), or

     (b) (1) the Guaranteed Minimum Death Benefit (GMDB) on the Contract Anniversary immediately preceding your date of death, increased by

          (2)  any   Contributions   made  for  you  since  the  last   Contract
               Anniversary, reduced proportionately to reflect

          (3)  any withdrawals by you since the last Contract Anniversary.]

(Use following version of Section1.13 if client does not select GMDB)

1.13 "Death Benefit" is your Account Value as of the date the Death Benefit is calculated (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value).

1.14 "Excess Contributions" are Contributions in excess of the applicable Code limits.

1.15 "Fixed Interest Account" or "FIA" is an Investment Option described in Section3 to which Contributions may be allocated for accumulation at the Guaranteed Rates. The FIA funds constitute a portion of our general asset account.

(Use following version of Section1.16  if client selects GMDB)

[1.16The  "Guaranteed  Minimum  Death  Benefit"  or  "GMDB"  prior to the  first
     Contract Anniversary is equal to the Contributions made for you minus any of your withdrawals. On each Contract Anniversary prior to, or concurrent with, your date of death, the GMDB is reset, based on your age on your last birthday, as follows:

     (a)  If you are less than 81 years of age, the GMDB is the greater of:

          (1)  your Account Value as of the current Contract Anniversary, or

          (2)  (A)  the   GMDB  as  of  the   immediately   preceding   Contract
                    Anniversary, increased by

          (B) any Contributions made for you since the immediately preceding Contract Anniversary, and reduced proportionately to reflect

          (C) any withdrawals by you since the immediately preceding Contract Anniversary.

     (b)  If you are 81 years of age or older, the GMDB is equal to:

          (1) the GMDB as of the immediately preceding Contract Anniversary, increased by

          (2) any Contributions made for you since the immediately preceding Contract Anniversary, reduced proportionately to reflect

          (3) any withdrawals by you since the immediately preceding Contract Anniversary.

     As of your date of death, the GMDB ceases to increase or decrease in value.]

(Use following version of Section1.16  if client does not select GMDB)

[1.16 [This Section is reserved.]]

1.17 "Guaranteed Rates" are the guaranteed annual effective rates of interest we credit to each Interest Pocket. We credit interest daily to each Interest Pocket. A Guaranteed Rate may be modified only as described in Section3.3.

1.18 "Home Office" is our principal office in Indianapolis, Indiana. For anything to be "received by AUL," it must be received at our Home Office.

1.19 "Interest Pocket" means a tracking method which associates funds allocated to the FIA over a specific time period with a specific Guaranteed Rate, as described in Section3. After the guaranteed period provided in Section3.3 has elapsed, we may consolidate two or more Interest Pockets in conjunction with the announcement of new Guaranteed Rates.

1.20 "Investment Account" means each distinct portfolio established within our [Variable Account] and identified in the Table of Investment Accounts of the Contract. Amounts allocated to any Investment Account are invested in the shares of the corresponding Mutual Fund, Portfolio, or other entity identified in the Table of Investment Accounts. Our "[Variable Account]" is a separate account we maintain under Indiana law which is called the [AUL American Unit Trust] and which is registered under the Investment Company Act of 1940 as a unit investment trust.

1.21 "Investment Option" is the FIA or any Investment Account.

[1.22Your "Modified Adjusted Gross Income" (or "Modified AGI") for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from a Non-Roth IRA (a "conversion").]

1.23 "Mutual Fund" means any diversified, open-end, management company made available by us and listed in the Table of Investment Accounts.

[1.24 A "Non-Roth IRA" is an IRA other than a Roth IRA.]

1.25 "Participant" is any person that has a Participant Account.

1.26 "Participant Account" is your account under the Contract. Each Contribution-Source is tracked separately within your Participant Account. We credit Contributions to your Account and Contribution-Sources as [your employer] directs.

1.27 "Portfolio" is a portfolio established within a particular Mutual Fund, as described in the Mutual Fund's current prospectus.

[1.28A "Qualified Rollover  Contribution" is a rollover  Contribution that meets the requirements of Code Section408(d)(3), except that the one-rollover-per-year rule of Code Section408(d)(3)(B) does not apply if the rollover Contribution is from a Non-Roth IRA.]

[1.29A "Regular Contribution" is a Contribution described in Section2.1(b) that may not exceed the lesser of the Applicable Amount or your Compensation.]

1.30 "Valuation Periods" start at the close of each Business Day and end at the close of the next Business Day.

(Contract Year)

1.31 The "Withdrawal Charge" is [a percentage of your Account Value withdrawn under the Contract.] The Withdrawal Charge will not apply to your Account Value withdrawn to provide certain benefit payments or an annuity as described in [Sections 5.2 and 6.1, respectively. The percentage varies by the Contract Year in which a withdrawal is made.] The Withdrawal Charge percentage is as follows:

             [During Contract Years                 Percentage
                        1                               6
                        2                               5
                        3                               4
                        4                               3
                        5                               2
                        6                               1
                    Thereafter                          0]

     In no event will the cumulative total of all Withdrawal Charges, including those previously assessed against any amount withdrawn from your Account, exceed [8.5%] of total Contributions allocated to your Account.

(Participant Account Year)

1.31 The "Withdrawal Charge" is a [percentage of your Account Value withdrawn under the Contract.] The Withdrawal Charge will not apply to Account Values withdrawn to provide certain benefit payments or an annuity as described in [SectionSection5.2 and 6.1, respectively. The percentage varies by the Account Year in which a withdrawal is made. The first Account Year begins on the date when we establish your Account and credit the initial Contribution for you, and ends on the day immediately preceding the next anniversary of such date. Each Account Year thereafter begins on such an anniversary date and ends on the day immediately preceding the next succeeding anniversary date.] The Withdrawal Charge percentage is as follows:

                     [During                     Withdrawal Charge
                   Account Years                    Percentage

                        1                               6
                        2                               5
                        3                               4

                        4                               3
                        5                               2
                        6                               1
                   Thereafter                           0]

     In no event will the cumulative total of all Withdrawal Charges, including those previously assessed against any amount withdrawn from your Account, exceed [8.5%] of total Contributions allocated to your Account.

1.32     "Withdrawal Value" is your Account Value, less any Withdrawal Charge.

                   SECTION 2 - ADMINISTRATION OF YOUR ACCOUNT

2.1  Amount of Contributions:

         (Use for single premium only)

     (a) [Contributions may vary in amount and frequency; however, a minimum Contribution of at least $5,000 must be made in order to establish your Account. Any additional Contributions made within the 12-month period beginning on the date the initial Contribution is credited to that Account (called a "Certificate Year") shall also be credited to that Account. Any initial Contribution made within a different Certificate Year shall also be subject to the $5,000 minimum, and any Contributions made within that Certificate Year shall be allocated to a separate Account for you and shall be evidenced by a separate certificate issued to you. The Contract will not terminate solely because a Contribution is not made for any Contract Year.]

         (Use if recurring premium ever offered)

     (a)  [Contributions   may  vary  in  amount   and   frequency.   If  making
          Contributions, you may stop making Contributions at any time.]

     [(b) Maximum  Permissible  Contribution:  Except in the case of a Qualified
          Rollover Contribution or a recharacterization under Subsection (f) below, no Contribution will be accepted unless it is in cash and the total of such Contributions to all your Roth IRAs for a taxable year does not exceed the Applicable Amount or your Compensation, if less, for that taxable year. Contributions may be limited under Subsections
          (c) through (e) below.

     (c) Regular Contribution Limit: If Paragraph (1) and/or (2) below apply, the maximum Regular Contribution that can be made to all of your Roth IRAs for a taxable year is the smaller amount determined under Paragraph (1) or (2).

          (1) The maximum Regular Contribution is phased out ratably between certain levels of Modified AGI in accordance with the following table:

                  Filing Status             Full Contribution          Phase-Out Range          No Contribution

                                                                       ModifiedAGI

                  Single or Head            $95,000 or less            Between $95,000          $110,000 or more
                  of Household                                         and $110,000
                  Joint Return or           $150,000 or less           Between $150,000         $160,000 or more
                  Qualifying Widow(er)                                 and $160,000

                  Married -                 $0                         Between $0                $10,000 or more
                  Separate Return                                      and $10,000

               If your Modified AGI for a taxable year is in the phase-out range, the maximum Regular Contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

          (2) If you make Regular Contributions to both Roth and Non-Roth IRAs for a taxable year, the maximum Regular Contribution that can be made to all of your Roth IRAs for that taxable year is reduced by the Regular Contributions made to your Non-Roth IRAs for the taxable year.

     (d) Qualified Rollover Contribution Limit: If permitted by applicable state and federal law, we may accept, or may initiate the transfer of, amounts transferred from other retirement programs. Such transferred amounts, as identified to us, are credited as a rollover Contribution under your Account and are tracked within the Contract as required by applicable state and federal law. A rollover from a Non-Roth IRA cannot be made to this IRA if, for the year the amount is distributed from the Non-Roth IRA, (1) you are married and file a separate return;
          (2) you are not married and have Modified AGI in excess of $100,000; or (3) you are married and together you and your spouse have Modified AGI in excess of $100,000. For purposes of the preceding sentence, a husband and wife are not treated as married for a taxable year if they have lived apart at all times during that taxable year and file separate returns for the taxable year.

     (e) Simple IRA Limits: No Contribution will be accepted under a Code Section408(p) SIMPLE IRA plan established by your employer, with the exception that a transfer or rollover of funds attributable to contributions made by your employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA (an IRA used in conjunction with a SIMPLE IRA plan) after the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

     (f) Recharacterization: A Regular Contribution to a Non-Roth IRA may be recharacterized pursuant to the rules in Section1.408A-5 of the regulations as a Regular Contribution to this IRA, subject to the limits in Subsection (c) above.

     (g) Refunds of Contributions (other than excess Contributions) will be applied before the close of the calendar year following the year of such refund toward the payment of future Contributions or the purchase of additional benefits.

     (h) Excess Contributions: On receipt of instructions from [you or your employer], we will withdraw Excess Contributions, plus gains and minus losses, from your Account and return them to [you]. Such instructions must state the amount to be returned and certify that such Contributions are Excess Contributions and that such return is permitted by the Code. A return of Excess Contributions is not subject to a Withdrawal Charge.

2.2 How Contributions Are Handled: Contributions are credited to the appropriate Contribution-Sources within your Account as [your employer] directs in [its] allocation instructions. Your initial Contribution is allocated to your Account by the second Business Day after we (1) receive the initial Contribution or, if later, (2) receive all data necessary to complete the allocation (including data required to establish your Account, the amount of your Contribution, and Investment Option elections). Subsequent Contributions are allocated to your Account on the Business Day we (1) receive that Contribution or, if later, (2) receive all data necessary to complete the allocation.

     If we receive funds which cannot be allocated to your Account, those funds will be returned to [your employer] in their entirety or, at our option, only the unallocable portion will be returned to [your employer], within 5 Business Days.

(Use the following paragraph if we allow the 90-day equity wash option for the Contract)

     If we can allocate a Contribution to your Account, but we have not received your Investment Option elections, the Contribution will be credited to [the AUL Money Market Investment Account. However, such a Contribution will be credited to the FIA (not the AUL Money Market Investment Account) if your employer elects the 90-day transfer option outlined in Section5.5(a).] Subsequently received Investment Option elections for you will be used to allocate future Contributions only. We will transfer amounts previously allocated for you to [the AUL Money Market Investment Account (or the FIA), plus gains or minus losses thereon, only if we are directed to make a transfer. This transfer request must be submitted in a format specifically authorized by us.]

     (Use the following paragraph if we do not allow the 90-day equity wash option for the Contract) If we can allocate a Contribution to your Account, but we have not received your Investment Option elections, the Contribution will be credited to [the AUL Money Market Investment Account.] Subsequently received Investment Option elections for you will be used to allocate future Contributions only. We will transfer amounts previously allocated for you to [the AUL Money Market Investment Account, plus gains or minus losses thereon, only if we are directed to make a transfer. This transfer request must be submitted in a format specifically authorized by us.]

     Your Account funds may be allocated to Investment Options in any increments acceptable to us. Investment Option elections remain in effect until changed by [you]. A change in Investment Option elections is made by giving us new Investment Option elections.

                SECTION 3 -- OPERATION OF FIXED INTEREST ACCOUNT

3.1 Allocations to Your Account: We credit your Contributions to the FIA based on the information [your employer] provides. We credit interest daily from the date of the Contribution or transfer to the FIA to the date of withdrawal or transfer from the FIA to an Investment Account.

3.2 Provision of Guaranteed Rates for Interest Pockets: At least [10 days] in advance of each [calendar] [quarter], we will declare a Guaranteed Rate for the Interest Pocket for that [quarter]. All Contributions or transfers hereunder which are allocated to the FIA during that [quarter] will earn interest at that Guaranteed Rate until that [quarterly] pocket matures on [the second January 1] following the [quarter] in which that pocket was established.

3.3 Renewal of Guaranteed Rates: Those [quarterly] Interest Pockets which mature at the same time will be combined into [an annual renewal Interest Pocket]. Funds associated with that [annual renewal Interest Pocket] will earn interest for [a full year] at the Guaranteed Rate declared for that pocket. A new Guaranteed Rate for each [annual renewal Interest Pocket] will be declared [at least 30 days prior to every January 1 for the 5 years following the establishment of that pocket]. An [annual renewal Interest
     Pocket] will mature on [January 1 of the sixth year following its establishment], when it will be combined into [one annual portfolio Interest Pocket]. Funds associated with that [annual portfolio Interest
     Pocket] will earn interest for [a full year] at the Guaranteed Rate for that pocket, which will be declared [at least 30 days prior to every January 1].

3.4 Minimum Rate Guarantee: No Guaranteed Rate may be less than an annual effective interest rate of [3.00%].

3.5 Allocation of Withdrawals: Withdrawals or transfers from the FIA are on a first-in/first-out (FIFO) basis.

3.6 Limitation on Contributions and Transfers to FIA: Except for annuity purchases as described in Section6.1, we reserve the right to limit or disallow allocation of new Contributions and transfers to the FIA upon [30 days] notice to [you or your employer].

                  SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS

4.1 Operation of Investment Accounts: All income, gains, or losses, realized or unrealized, from assets held in any Investment Account are credited to or charged against the applicable Investment Account without regard to our other income, gains, or losses. Investment Account assets are not chargeable with liabilities arising out of any other business we may conduct.

4.2 Valuation of Mutual Funds, Portfolios, and Other Entities: The current report or prospectus for each Mutual Fund, Portfolio, or other entity listed in the second column of the Table of Investment Accounts describes how that Mutual Fund's, Portfolio's, or other entity's assets are valued.

4.3 Accumulation Units: We credit amounts allocated to an Investment Account in Accumulation Units. The Accumulation Unit value used is the one for the Valuation Period when we allocate the amount to the Investment Account.

4.4 Value of Accumulation Units: We establish the initial Accumulation Unit value for a new Investment Account on the inception date of that Investment Account. The value of an Accumulation Unit for any later Valuation Period reflects the Section4.1 income, gains, and losses and the Section7.1 Investment Option Charge (IOC). We determine the Accumulation Unit value before giving effect to any additions, withdrawals, or transfers in the current Valuation Period.

4.5 Valuing Your Account: We determine your Account Value in an Investment Account by multiplying the Accumulation Units in your Account by the Accumulation Unit value. The Accumulation Unit value of an Investment Account changes only on a Business Day.

                   SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS

5.1  General Withdrawal Provisions:

     (a) Subject to the limitations provided in this Section, you may direct us to withdraw all or a portion of your Account (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) to provide a single-sum payment to you. Except for benefits paid under SectionSection5.2 or
          6.1 below, such payments are subject to a Withdrawal Charge. For such payments, if the entire Account Value is withdrawn, the amount paid equals the Withdrawal Value (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value). In all other instances, the Account Value is reduced by an amount sufficient to make the payment requested and to cover the Withdrawal Charge and any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value.

          [Notwithstanding the previous paragraph, in the first Contract Year in which your Account is established, you may withdraw up to 10% of the sum of your Account Value (determined as of the later of the Contract Date or the Contract Anniversary immediately preceding the request for the withdrawal) plus Contributions made for you during that Contract Year, without application of the Withdrawal Charge. You may also do this in the next succeeding Contract Year. In any subsequent Contract Year, you may withdraw up to 10% of your Account Value (determined as of the Contract Anniversary immediately preceding the request for the withdrawal) without application of the Withdrawal Charge.]

     (b) [Withdrawals from your share of the FIA may not be made in an amount less than the smaller of $500 or your entire FIA share. If a withdrawal reduces your FIA share to less than $500, the remaining share will also be withdrawn.]

     (c) A withdrawal request is effective, and the Account Value to be applied pursuant to SectionSection5.1 and 5.2 is determined, on the Business Day that we receive a proper withdrawal request (or due proof of death, if received later).

     (d) We will pay any cash lump-sum to you within [7 days] from the appropriate Business Day as determined in Subsection (c) above, except as we may be permitted to defer such payment of amounts withdrawn from the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer the payment of amounts withdrawn from the FIA for a period of up to [6 months] after we receive the withdrawal request.

5.2  Death Benefits:

     (a) Upon receipt of instructions and of due proof of your death (and, if applicable, your beneficiary's death) prior to the date your Account is closed, we will apply your Account Value (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) for the purpose of providing a Death Benefit. Such a withdrawal is not subject to a Withdrawal Charge. The Death Benefit will be paid to your beneficiary according to the method of payment elected by your beneficiary (unless you have previously elected such method of payment). Your beneficiary may also designate a beneficiary.

     [(b) Notwithstanding  any  provision of the Contract to the  contrary,  the distribution of your interest in the Contract shall be made in accordance with the requirements of Code Section408(b)(3), as modified by Code Section408A(c)(5), and the regulations issued thereunder. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your interest (as determined under Subsection (c)(3) below) must satisfy the requirements of Code Section408(a)(6), as modified by Code Section408A(c)(5), and the regulations issued thereunder, rather than the distribution rules in Subsections (c)(1), (3), and (4) and (d) below.

     (c) (1) If you die before your Annuity Commencement Date, your entire interest will be distributed at least as rapidly as follows:

               (A) If your designated beneficiary is not your surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately
                    following  the  calendar  year  of  your  death,   over  the
                    remaining life expectancy of your beneficiary. Such life expectancy is determined using the age of your beneficiary as of his/her birthday in the year following the year of your death or, if elected, in accordance with Subsection
                    (c)(1)(C) below.

               (B) If your sole designated beneficiary is your surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which you died (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over your spouse's life or, if elected, in accordance with Subsection (c)(1)(C) below. If your surviving spouse dies before required distributions commence to him/her, the remaining interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which your spouse died, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his/her birthday in the year following the death of your spouse, or, if elected, will be distributed in accordance with Subsection (c)(1)(C) below. If your surviving spouse dies after required distributions commence to him/her, any remaining interest will continue to be distributed under the payment option chosen.

               (C) If there is no designated beneficiary, or if applicable by operation of Subsection (c)(1)(A) or (B) above, your entire interest will be distributed no later than December 31 of the calendar year containing the fifth anniversary of your death (or of your spouse's death in the case of your surviving spouse's death before distributions are required to begin under Subsection (c)(1)(B) above).

               (D) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to your surviving spouse as the sole designated beneficiary, your spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in Subsection (c)(1)(A) or (B) above and reduced by 1 for each subsequent year.

          (2) If you die on or after your Annuity Commencement Date, any interest remaining under the benefit payment option selected will continue to be distributed under that benefit payment option.

          (3) Your "interest" includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of Section1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

          (4)  For   purposes   of   Subsection   (c)(1)(B)   above,    required
               distributions are considered to commence on the date distributions are required to begin to your surviving spouse under that Subsection. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (d) If your sole designated beneficiary is your surviving spouse, your spouse may treat your Account as his/her own IRA. This election will be deemed to have been made if your surviving spouse makes a Contribution to the Contract, makes a rollover to the Contract, or fails to take required distributions as a beneficiary.]

5.3 [Distributions Before Death: No amount is required to be distributed prior to your death.]

5.4 Transfers between Investment Options: You may direct us to transfer amounts between Investment Options. Transfers are effective on [the Business Day we receive the transfer direction]. Transfer directions for your Account may be made [daily on any Business Day]. We will make the transfer as requested within [7 days] from the date we receive the request, except as we may be permitted to defer the transfer of amounts withdrawn from the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer a transfer of amounts from the FIA for a period of up to [6 months] after we receive the transfer request.

(Use the following paragraph if we allow the 90-day equity wash option for the Contract)

5.5  Transfers to and from the FIA:

     [(a) If your employer  does not make  available to you any of the Competing
          Investment Accounts identified in the Table of Investment Accounts, once you transfer funds from the FIA to an Investment Account, you may transfer funds to the FIA only after 90 days have elapsed since the date of your last transfer from the FIA.

     (b) If your employer makes available to you any of the Competing Investment Accounts identified in the Table of Investment Accounts, the 90-day transfer restriction discussed in Subsection (a) above does not apply. Instead:

          (1) if your FIA Account Value is less than $2,500 as of the first day of the Contract Year in which we receive the transfer request, you may transfer any amount from the FIA.

          (2) if your FIA Account Value is $2,500 or more as of the first day of the Contract Year in which we receive the transfer request, no more than 20% of your FIA Account Value as of the first day of that Contract Year less amounts previously transferred by you during that Contract Year may be transferred by you from the FIA as of the date we receive the transfer request.]

(Use the following paragraph if we do not allow the 90-day equity wash option for the Contract)

5.5  Transfers to and from the FIA:

     [(a) If your FIA Account Value is less than $2,500 as of the first day of the Contract Year in which we receive the transfer request, you may transfer any amount from the FIA.

     (b) If your FIA Account Value is $2,500 or more as of the first day of the Contract Year in which we receive the transfer request, no more than 20% of your FIA Account Value as of the first day of that Contract Year less amounts previously transferred by you during that Contract Year may be transferred by you from the FIA as of the date we receive the transfer request.]

6.1 Annuity Purchases: You may withdraw all or a portion of your Account Value (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) to provide an annuity benefit. Such a withdrawal is not subject to a Withdrawal Charge. [On the date we receive an annuity purchase request, we transfer your entire Account to the FIA. Such amounts remain in the FIA until the full Account Value (reflecting interest earned on such amounts in the FIA) is applied to purchase the annuity on the last day of the month preceding the Annuity Commencement Date. As of that annuity purchase date, your Account funds are no longer maintained in the Contract.]

     Your annuity purchase request must specify the purpose for the annuity, the election of an annuity option, Annuity Commencement Date, any contingent annuitant or beneficiary, and any additional information we require. If you die or any contingent annuitant dies before the Annuity Commencement Date, the annuity election is cancelled.

     The minimum amount which you may apply to purchase an annuity is [$10,000].

6.2 Annuity Options: You may elect any optional form of annuity we offer at the time of purchase. Available annuity options always include:

     (a) Life Annuity. A monthly annuity is payable as long as the annuitant lives.

     (b) Survivorship Annuity. A monthly annuity is payable as long as the annuitant lives. After the annuitant's death, all or a portion of the monthly annuity is paid to the contingent annuitant as long as the contingent annuitant lives.

     If a certain period annuity is available, the certain period may not extend beyond your life expectancy or the joint life expectancy of you and any contingent annuitant, as determined on the Annuity Commencement Date.

6.3 Determining Annuity Amount: We compute the annuity amount using the factors reflected in the Table of Guaranteed Immediate Annuities attached to this certificate. However, if our current single premium, nonparticipating, immediate annuity rates for this class of group annuity contract produce a higher monthly annuity than the Table of Guaranteed Immediate Annuities, then that more favorable annuity rate is applied.

6.4 Proof of Age and Survival; Minimum Payments: We may require proof of any annuitant's or contingent annuitant's date of birth before commencing payments under any annuity. We may also require proof that an annuitant or contingent annuitant is living before making any annuity payment. If a monthly annuity is less than our current established minimum payment, we may make payments on a less-frequent basis.

6.5 Annuity Certificates: We issue to each person for whom an annuity is purchased a certificate setting forth the annuity's amount and terms.

                                        SECTION 7 - OTHER CONTRACT CHARGES

7.1 [Investment Option Charge (IOC): Under Section4.4, the Accumulation Unit values of all Investment Accounts reflect the daily equivalent of an IOC expressed as an annual percentage.

     The IOC for an Investment Account is applied directly against the Investment Account and is equal to the sum of "x" + "y" where:

     "x" = a current charge for the investment advisory fees and for the operational, organizational, and other expenses of the corresponding Mutual Fund, Portfolio, or other entity in which the Investment Account invests. Periodically, for a given Investment Account, "x" will change to reflect changes in the related expenses and other factors. Any change in "x" for an Investment Account will be effective without prior written notice. Copies of the prospectuses or reports of the Mutual Fund, Portfolio, or other entity are made available to you as required under NASD rules.

     "y"  = a current asset charge of 1.25%.

 (Non-NM&OR)

7.2 Taxes: We may deduct charges equal to any premium tax we incur from the balance applied to purchase an annuity or at such other time as premium taxes are incurred by us. We may also deduct from Investment Accounts reasonable charges for federal, state, or local income taxes we incur that are attributable to such Investment Accounts.

(NM,OR)

7.2 Taxes: We may deduct from Investment Accounts reasonable charges for federal, state, or local income taxes we incur that are attributable to such Investment Accounts.

7.3 Other Charges: [We apply those charges listed in the Table of Contract Charges.]

(use if VIP requested)

[7.4 Variable Investment Plus (VIP) Credit Factor: We determine a VIP credit factor each month by multiplying the portions of the aggregate month-end Account Value of all Participants in all Investment Accounts by the monthly equivalent of the corresponding annual VIP credit factors in the table below. The sum of these products is divided by the aggregate month-end
     Account Value in all Investment Accounts. We multiply the resulting percentage by your month-end Account Value in each Investment Account, and add the resulting amount to your Account Value for that Investment Account.

      Aggregate Month-End Account Value
      allocated to Investment Accounts                Annual VIP Credit Factors
            First  $   750,000                                0.10%
            Next   $   750,000                                0.30%
            Next   $ 1,000,000                                0.45%
            Next   $ 2,500,000                                0.75%
            Next   $ 5,000,000                                0.85%
            Over   $10,000,000                                0.95%

     The VIP Credit Factor may be reduced by an annual charge percentage equal to the current fixed dollar charge for expenses your employer has selected and agreed to in writing divided by the aggregate period-end Account Value of all Participants in all Investment Accounts. Period-end will be month-end. Alternatively, at our option and upon 30 days notice to your employer prior to the beginning of the next calendar quarter, we may use the aggregate calendar quarter-end Account Value in all Investment Accounts to calculate this charge. We also reserve the right to revert to a month-end calculation upon 30 days notice to your employer prior to the beginning of the month in which the change is to be effective. Such charge percentage may not reduce the VIP Credit Factor below 0%.]

                       SECTION 8 - CONTRACT MODIFICATIONS

8.1 Contract Amendment: The Contractholder and we may agree to any change or amendment to the Contract without the consent of any other person or entity. The Contract cannot be modified or amended, nor can any provision or condition be waived, except by written authorization of a corporate officer of AUL.

8.2 Rates and Section7 Charges: We may announce new Guaranteed Rates, as described in SectionSection3.2 and 3.3 (including the consolidation of existing Interest Pockets). However, as provided in SectionSection3.2 and 3.3, we may not change the declared Guaranteed Rate applicable to an established Interest Pocket during the guaranteed period. We may also modify the charge levels in Section7 [and the charge level listed in item
     (1) of the Table of Contract Charges] using the procedures of Section8.5. For the charge listed in [item (2)] of the Table of Contract Charges, we may not exceed the maximum charge level listed therein.

8.3 Conformance with Law: We may amend the Contract at any time, without the Contractholder's consent, or that of any other person or entity, if the amendment is reasonably needed to comply with, or give you or your employer the benefit of, any provisions of federal or state laws. Any such amendment will be delivered to the Contractholder prior to its effective date.

8.4  Addition, Deletion, or Substitution of Investments:

     (a) We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, substitution for, or combinations of, the securities that are held by any Investment Account or that any Investment Account may purchase. We reserve the right to eliminate the shares of any of the eligible Mutual Funds, Portfolios, or other entities and to substitute shares of, or interests in, another Mutual Fund, Portfolio, or another investment vehicle, for shares already purchased or to be purchased in the future under the Contract, if the shares of any or all eligible Mutual Funds, Portfolios, or other entities are no longer available for investment or if further investment in any or all eligible Mutual Funds, Portfolios, or other entities becomes inappropriate in view of the purposes of the Contract. Where required under applicable law, we will not substitute any shares attributable to your interest in any Investment Account without notice, your approval, or the Contractholder's approval, or prior approval of the Securities and Exchange Commission or a state insurance commissioner, and without following the filing or other procedures established by applicable state insurance regulators.

          Nothing contained herein will prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by a majority of other contractholders or as permitted by federal law.

     (b) We reserve the right to establish additional Investment Accounts, each of which would invest in the corresponding Mutual Fund, Portfolio, or other entity, or in other securities or investment vehicles. We reserve the right to eliminate or combine existing Investment Accounts if marketing, tax, or investment conditions warrant. We reserve the right to provide other Investment Options under the Contract at any time. Subject to any required regulatory approvals, we reserve the right to transfer assets from any Investment Account to another separate account of AUL or Investment Account.

     (c) In the event of any such substitution or change, we may, by appropriate amendment, make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. Any transfer request or Investment Option election received on or after the effective date of such substitution or change which reflects the previous Investment Option which has been substituted or changed will be transacted using the new substituted or changed Investment Option. If deemed by us to be in the best interests of persons or entities having voting rights under the Contract, the Variable Account may be operated as a management investment company under the Investment Company Act of 1940 or any other form permitted by law, it may be deregistered in the event such registration is no longer required under the Investment Company Act of 1940, or it may be combined with other separate accounts of AUL or an affiliate thereof. We may take such action as is necessary to comply with, or to obtain, exemptions from the Securities and Exchange Commission with regard to the Variable Account. Subject to compliance with applicable law, we also may combine one or more Investment Accounts and may establish a committee, board, or other group to manage one or more aspects of the Investment Accounts.

8.5 Our Right to Initiate Changes: In addition to those amendments permitted by SectionSection8.2, 8.3, and 8.4, we may initiate an additional provision or modification of any other provision of the Contract (except for those prohibited amendments listed in Section 8.6) by giving the Contractholder [60 days] notice of such modification. Any such modification is effective without the Contractholder's affirmative assent.

8.6  Prohibited Amendments:

     (a) Notwithstanding our right to initiate changes under Section 8.5, we may not initiate changes to the minimum Guaranteed Rate specified in
          Section 3.4, our obligation to set Guaranteed Rates for the period of time specified in Section 3.2 and 3.3, the maximum charge level listed in [item (2)] of the Table of Contract Charges, or the Table of Guaranteed Immediate Annuities.

     (b) No modification to the Contract may change the terms of a previously purchased annuity or reduce any interest guarantee applicable to your FIA Account balance on the modification's effective date.

9.1 Ownership: The Contractholder owns the Contract. No other person or entity has any right, title, or interest in the Contract or to amounts received or credited under it until such amounts are made available to them under the Contract. All amounts received or credited under the Contract become our property. We are obligated to make only the payments or distributions specified in the Contract. [The Contract is established for the exclusive benefit of Participants and their beneficiaries.]

9.2 Entire Contract: The Contract and the Contractholder's application constitute the entire agreement between the Contractholder and us. We are not a party to, nor bound by, a plan, trust, custodial agreement, or other agreement, or any amendment or modification to any of the same. We are not a fiduciary under the Contract or under any such plan, trust, custodial agreement, or other agreement.

9.3 Benefit Determinations: You must furnish us with whatever information is necessary to establish the eligibility for and amount of annuity or other benefit due. We rely solely on your instructions and certifications with respect to your benefits.

9.4 Termination of the Contract: The Contract terminates automatically if no amounts remain in either the FIA or any Investment Account for any Participant.

9.5 Representations and Warranties: The Contractholder and we mutually represent and warrant, each to the other, that each is fully authorized to enter into the Contract and that the Contract is a valid and binding obligation and that the execution or performance of the Contract does not violate any law, regulation, judgment, or order by which the representing party is bound.

     We do not make any representation or warranty regarding the federal, state, or local tax status of the Contract, your Participant Account, or any transaction involving the Contract.


9.6 [Employer] Representative; Misstatement of Data: [Your employer] may designate a representative to act on [its] behalf under SectionSection2 or
     3. We may rely on any information [you, your employer, or a designee] furnish. We need not inquire as to the accuracy or completeness of such information. If any essential data pertaining to any person has been omitted or misstated, including, but not limited to, a misstatement of an annuitant's or contingent annuitant's age, we will make an equitable adjustment to provide the annuity or other benefit determined using correct data.

9.7 Form of Request, Notice, Instruction, or Direction: When reference is made to [you, your employer, or a designee] making a request or giving notice, instruction, or direction, such request, notice, instruction, or direction must be in writing, or in a form otherwise acceptable to us, and is effective when we receive it.

9.8 Statements and Reports: Reasonably promptly after the end of each [Contract Quarter], we will prepare a statement of your Account Value. [We will also furnish any information concerning required minimum distributions that is required by the Internal Revenue Service.]

9.9 Conformity with Law: Any benefit payable under the Contract will not be less than the minimum benefit required by the insurance laws of the state in which the Contract is delivered. Language in the Contract referring to state or federal tax, securities, or other statutes or rules do not incorporate within the Contract any such statutes or rules.

9.10 Gender and Number: Whenever the context so requires, the plural includes the singular, the singular the plural, and the masculine the feminine.

9.11 Facility of Payment: If you , a contingent annuitant, or a beneficiary is legally incapable of giving a valid receipt for any payment, if no guardian has been appointed, and if we receive a valid power of attorney for you or such contingent annuitant or beneficiary, we may pay the person or persons named in such power of attorney. Any such payment fully discharges us to the extent of such payment.

9.12 Voting: We own all shares of a Mutual Fund, Portfolio, or other entity held in an Investment Account. We exercise the voting rights of such shares at all shareholder meetings on all matters requiring shareholder voting under the Investment Company Act of 1940 or other applicable laws. Our vote reflects instructions received from persons having the voting interest in the shares, as follows:


     (a) The Participants have the voting interest under the Contract. Unless otherwise required by applicable law, the number of shares of a Mutual Fund, Portfolio, or other entity for which we may receive voting instructions is determined by dividing the aggregate Account Values in the affected Investment Account by the net asset value of the shares of the Mutual Fund, Portfolio, or other entity. Fractional votes are counted. Our determination is made as of the date used by the Mutual Fund, Portfolio, or other entity to determine shareholders eligible to vote.

     (b) We vote shares proportionally, to reflect the voting instructions we receive in a timely manner from Participants and from all other contractholders. If no timely voting instructions are received, we vote shares proportionally, to reflect the voting instructions we received in a timely manner for all other contracts.

     To the extent permitted by applicable law, we may vote shares in our own right or may modify the above procedures to reflect changes in the law or its interpretation.

     We will provide prospectuses and other reports as required by applicable federal law.

9.13 Acceptance of New Contributions: We have the right to refuse Contributions as of [the last day of the second month] following the date that [your employer] is notified by us in writing of this refusal.

9.14 Our Annual Statement: No provision of the Contract controls, determines, or modifies any annual statement made by us to any insurance department, contractholder, regulatory body, or other person. Nor does anything in such annual statement control, determine, or modify the provisions of the Contract.

9.15 Nonforfeitability and Nontransferability: [Your entire Withdrawal Value (minus any charges described in Section7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) is nonforfeitable and is nontransferable by you at all times. No sum payable under the Contract with respect to you may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person or entity other than us. In addition, to the extent permitted by law, no such sum shall in any way be subject to legal process requiring the payment of any claim against the payee.]

9.16 Notice of Annual Meeting of Members: By-law, Art II, Sec. 2: the regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on [the third Thursday in February each year at ten o'clock A.M.] local time or at such other location, place, or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.

                           [TABLE OF CONTRACT CHARGES

(1) Participant Account Administrative Charge: We deduct a Participant Account Administrative Charge per Contract Quarter equal to 0.875% of the first $1,000 of your Account Value on the last day of each Contract Quarter from your Account (if in existence on that day) for as long as your Account is in effect. This charge is to be prorated among each Contribution-Source and each Investment Option utilized under your Account. If your entire balance is applied or withdrawn before the last day of the Contract Quarter pursuant to the Contract, no Participant Account Administrative Charge will be assessed for that quarter.

     There is no such charge for any Contract Quarter in which your Account Value on the last day of that quarter is greater than $35,000.

(2) Charge for Non-Electronic Transfers: We deduct from your Account a service fee of up to $5 for non-electronic transfers between Investment Options.

(Use the following Section (3)  if client selects GMDB)

(3) GMDB Charge: We deduct a GMDB charge per Contract Quarter equal to 0.05% of your Account Value on the last day of each Contract Quarter on which your Account exists during the Accumulation Period. This charge is to be prorated among each subaccount of your Account which corresponds to each Investment Option utilized under your Account.

     If your entire balance is applied or withdrawn before the last day of the Contract Quarter pursuant to Sections 4.1, 4.7, 4.8, 8.2, or 8.4, no GMDB charge will be assessed for that quarter.

(Use for Ibbotson cases only)

(4) Investment Advice Provider Fee: We bill you for an Investment Advice Provider Fee in an amount separately agreed upon by you and the third-party investment advice provider, if permitted under applicable law, regulations, and rulings. Alternatively, we may assess this Investment Advice Provider Fee against your Account if permitted under applicable law, regulations, and rulings. The entire fee collected by us will be forwarded to the investment advice provider. No portion of this fee will be retained by us.]

                    [TABLE OF GUARANTEED IMMEDIATE ANNUITIES

                   MONTHLY INCOME PER $1,000 OF ACCOUNT VALUE

                                                                     10-YEAR
                                                                     CERTAIN
ADJUSTED AGE                    LIFE ANNUITY                    AND LIFE ANNUITY

  45                              2.7498                              2.7455
  46                              2.7986                              2.7938
  47                              2.8498                              2.8444
  48                              2.9036                              2.8975
  49                              2.9602                              2.9532

  50                              3.0197                              3.0116
  51                              3.0823                              3.0730
  52                              3.1483                              3.1375
  53                              3.2178                              3.2052
  54                              3.2913                              3.2763

  55                              3.3690                              3.3512
  56                              3.4511                              3.4299
  57                              3.5381                              3.5126
  58                              3.6301                              3.5995
  59                              3.7273                              3.6906

  60                              3.8300                              3.7862
  61                              3.9387                              3.8865
  62                              4.0536                              3.9919
  63                              4.1751                              4.1024
  64                              4.3037                              4.2184

  65                              4.4397                              4.3400
  66                              4.5837                              4.4676
  67                              4.7365                              4.6014
  68                              4.8992                              4.7419
  69                              5.0735                              4.8895

  70                              5.2610                              5.0448
  71                              5.4635                              5.2077
  72                              5.6823                              5.3783
  73                              5.9180                              5.5559
  74                              6.1718                              5.7400

  75                              6.4456                              5.9301

     Adjusted Age = Actual Age at Settlement (in years and completed months) less the following number of months: [0.6 times (Birth Year - 1915)] rounded to the nearest integer.

     Guaranteed purchase rates are 100% of the net single premium for the benefit provided based on 85% of the unprojected 1994 Group Annuity Reserving Table for females with interest at 1.5%.]